EXHIBIT 11.2


CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - DILUTED
(in thousands of dollars or shares except per share amounts)
Forty-weeks Ended November 14, 1998 and November 8, 1997

                                            Forty-weeks Ended
                                          ----------------------
                                           Nov. 14,    Nov, 8,
                                             1998        1997
                                          ---------    ---------
Diluted:
  Net earnings (loss) applicable to common
    shares                                $  6,932     $ (1,752)
                                          =========    =========
Shares:
  Weighted average number of
    common shares outstanding               17,624       17,378
  Shares issuable under employee
    stock plans - weighted average              37          --*
  Dilutive effect of exercise of
    certain stock options                      246          --*
  Less: Treasury stock-weighted average     (7,661)      (5,584)
                                          ---------    ---------
  Weighted average number of common and
    common equivalent shares outstanding    10,246       11,794
                                          =========    =========
Net earnings (loss) per common and
    common equivalent shares              $   0.68     $  (0.15)
                                          =========    =========

* The dilutive effect of 34,750 stock options as well as 179,419 shares issuable under Employee Stock Plans was not considered as the effect is antidilutive.





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